Exhibit 99.1

NEWS RELEASE

     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008

Mesa Air Group Reports 1st Quarter 2005 Earnings

PHOENIX, January 25, 2005 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced first quarter after tax earnings of $13.9 million on revenues of $264.8 million, or 32 cents per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis). Net income was $4.1 million or 12 cents per share for the same period of fiscal 2004. Pro forma net income for the quarter was $12.0 million, or 28 cents per share. Pro forma net income excluded $1.1 million in net costs to return four non-operating Embraer 120 aircraft to the lessor, a $0.8 million gain on the early return of two Shorts 360 aircraft to the lessor and net investment gains of $2.2 million. This compares to pro forma earnings of $7.0 million on revenues of $187.6 million, or 18 cents per share for the comparable period of fiscal 2004.

As of December 31, 2004, the Company’s cash, marketable securities and debt investments were approximately $252.5 million, including $9.7 million of restricted cash. During the first quarter, the Company continued its regional jet expansion by adding one regional jet to its current fleet. This delivery increased Mesa’s fleet of regional jets to 130 regional jet aircraft, comprised of 90 50-seat regional jets, 15 70-seat regional jets and 25 86-seat regional jets. In addition, the Company permanently financed five CRJ-900s which had been on interim financing. The Company currently has five CRJ-900s on interim financing. During the remainder of fiscal 2005, the Company is contractually committed to delivering to our partners a minimum of 13 86-seat regional jets.

During October the Company entered into an agreement to lease four (4) Raytheon Beech 1900D aircraft operated by its subsidiary, Air Midwest, Inc., to Gulfstream International Airlines, a regional turboprop air carrier based in Ft. Lauderdale, Florida. These aircraft and three other Beech 1900s were taken out of the Company’s Florida operations in the first quarter. These actions are in furtherance of the Company’s vigorous pursuit of reducing unprofitable 19-seat flying in markets that do not have government subsidies through the Essential Air Service program. The Company also recently signed a Letter of Intent to lease an additional ten (10) of the Company’s Beechcraft 1900D aircraft. We believe this continued fleet reduction will positively impact Air Midwest’s financial performance and improve our ability to provide the best service possible throughout the remainder of our turboprop network.

“In spite of the difficult operating environment our revenue guarantee business model continues to perform well. This quarter marks our 13th consecutive profitable quarter on a pro forma basis and the most profitable quarter on a GAAP basis since 4th quarter of fiscal 2000,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “We remain cognizant of the challenges faced by our airline partners. While we believe our partners have taken the steps necessary to lower their costs in order to compete effectively and remain optimistic that they will succeed long term, prudence dictates a conservative outlook. As a result, in addition to eliminating the aforementioned ten 19 seat aircraft, we are currently developing options to redeploy or reduce capacity in the event of a potential downsizing or liquidation of any of our airline partners. There’s a lot of hard work behind these quarterly results and we’d like to thank our employees for their contribution.”

Mesa’s operating statistics for the three months ended December 31,

	2004	2003	Change
Passengers	3,082,610	2,101,600	46.7%
Available Seat Miles (000s)	1,986,457	1,456,787	36.4%
Revenue passenger miles (000s)	1,419,478	990,939	43.2%
Load Factor %	71.5	68.0	3.5 pts.
Yield (cents)	18.7	18.9	-1.1%
Revenue per ASM (cents)	13.3	12.9	3.1%
Operating Cost per ASM (cents) *	12.0	11.7	2.6%
Average Stage length (miles)	373.3	374.2	-0.2%

     * Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,	December 31,
	2004	2003
Operating revenues:
Passenger	$256,388	$181,323
Freight and other	8,416	6,230

Total operating revenues	264,804	187,553

Operating expenses:
Flight operations	79,223	64,684
Fuel	67,113	35,932
Maintenance	48,606	36,694
Aircraft and traffic servicing	16,777	13,824
Promotion and sales	1,346	1,648
General and administrative	15,533	17,091
Depreciation and amortization	9,173	6,083
Impairment and restructuring charges (credits)	(1,257)	—

Total operating expenses	236,514	175,956

Operating income	28,290	11,597

Other income (expense):
Interest expense	(8,741)	(5,484)
Interest income	593	217
Other income (expense)	2,349	703

Total other income (expense)	(5,799)	(4,564)

Income before income taxes and minority interest	22,491	7,033
Income taxes	8,615	2,899

Net income	$13,876	$4,134

Income per common share:
Basic	$0.46	$0.13
Diluted	$0.32	$0.12
Weighted average shares — basic	30,208	31,743
Weighted average shares — diluted	47,683	43,618

	Three Months Ended
	December 31,	December 31,
	2004	2003
PRO FORMA (After tax):
Net income	$13,876	$4,134
Embraer 120 lease return costs, net	1,052	—
Reversal of Shorts 360 restructuring costs	(775)	—
Reversal of failed merger related costs		3,225
Investment (income) loss	(2,159)	(337)

Pro forma net income	$11,994	$7,022

Pro forma income per common share
Basic	$0.40	$0.22
Diluted	$0.28	$0.18

To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Mesa’s first quarter results will be discussed in more detail on January 25, 2005 at 11:00 AM MST (Mountain Standard Time) via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.

Mesa currently operates 183 aircraft with over 1,100 daily system departures to over 182 cities, 41 states, the District of Columbia, Canada, Mexico and the Bahamas. Mesa operates as America West Express, US Airways Express and United Express under contractual agreement with America West, US Airways and United Airlines, respectively, and independently as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com

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